Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.

ADDS TO HAYNESVILLE INVENTORY

FRISCO, TEXAS, January 25, 2016 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) announced today that it has completed an acreage swap with another operator which increases the Company’s Haynesville Shale drilling inventory. The swap is an equal exchange and therefore will require no cash outflows from Comstock. The additional acreage expands Comstock’s inventory of extended reach lateral locations in its core Haynesville Shale play in DeSoto Parish, Louisiana.

In the swap, Comstock will receive roughly 3,600 net acres in DeSoto Parish, Louisiana including four gross (3.5 net) wells currently producing approximately 1.1 million cubic feet of natural gas per day net to Comstock’s interest. The acreage swap will allow the Company to increase the number of its Haynesville Shale drilling inventory by 39 locations, including 33 extended reach lateral locations (7,500 to 10,000 feet) and six one section lateral locations.

In consideration for the Haynesville Shale acreage, Comstock divested approximately 2,500 net acres in Atascosa County, Texas. The acreage exchanged included seven gross (5.3 net) producing wells which are producing approximately 110 barrels of oil per day net to Comstock’s interest.

“We continue to search for ways to increase shareholder value during the current market downturn”, stated M. Jay Allison, Comstock’s Chairman and Chief Executive Officer. “This transaction shows our confidence in the new Haynesville drilling program and our ability to create value even in this low oil and gas price environment.”

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.